Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the following Registration Statements:

(1) Registration Statement (Form S-3 Nos. 333-255737 and 333-255769) of Zentalis Pharmaceuticals, Inc.,
(2) Registration Statement (Form S-8 No. 333-237593) pertaining to the Zentalis Pharmaceuticals, Inc. 2020 Incentive Award Plan, and
(3) Registration Statement (Form S-8 No. 333-254506) pertaining to the Zentalis Pharmaceuticals, Inc. 2020 Employee Stock Purchase Plan;

of our reports dated February 24, 2022, with respect to the consolidated financial statements of Zentalis Pharmaceuticals, Inc. (Successor to Zentalis Pharmaceuticals, LLC) and the effectiveness of internal control over financial reporting of Zentalis Pharmaceuticals, Inc. included in this Annual Report (Form 10-K) of Zentalis Pharmaceuticals, Inc. for the year ended December 31, 2021.

/s/ Ernst & Young LLP

San Diego, California
February 24, 2022